Exhibit 10.14

Execution version

Service Agreement

IO Biotech ApS – Mai-Britt Zocca

This service agreement is entered into between:

IO Biotech ApS

[***]

(the “Company”)

and

Mai-Britt Zocca

(the “CEO”)

1	Date of employment

1.1

With effect from 1 January 2018 the CEO is employed as Chief Executive Officer of the Company on the terms and conditions set forth in this Service Agreement. The CEO has been CEO of the Company since 1 January 2015 and this Service Agreement replaces all previous service agreements between the parties.

1.2	The CEO is registered as Chief Executive Officer of the Company with the Danish Business Authority.

2	The duties of the CEO

2.1	The CEO is responsible for the daily management of the Company subject to the instructions and the guidelines issued by the Board of Directors.

2.2

The Board of Directors determines the directions applicable to the activities of the Company at any time. It is the responsibility of the CEO towards the Board of Directors that the activities of the Company are carried out in accordance with these directions, the Company’s Articles of Association, and current legislation.

2.3	Any and all matters outside the normal day-to-day operation of the Company shall be submitted by the CEO to the Board of Directors.

2.4

The CEO is entitled to sign on behalf of the Company in matters concerning the day-to-day operations of the Company, subject to the restrictions in this Service Agreement and otherwise in accordance with the role of signature in the Company’s Articles of Association.

3	Working bours and other work

3.1	The CEO has no fixed weekly working hours.

3.2	The CEO is not entitled to overtime pay or standby allowance, and likewise the CEO is not entitled to take time off in lieu of overtime.

3.3	Upon execution of this Service Agreement, the CEO bolds the following other positions all of which have been agreed and accepted by the Company effective from 1 January 2015:

-	[***]; CEO and founder.

-	[***], CEO and founder.

-	[***], co-founder (minority shareholder), BD.

3.4

The Company acknowledges and agrees that the CEO may continue the activities described in clause 3.3 as long as these activities do not interfere with or hinder the fulfilment of her obligations under this Service Agreement. Except as listed in clause 3.3 above, the CEO shall not without the written consent from the Board of Directors be the owner of or an active or dormant participant in any other commercial business or hold any paid or unpaid office, or take up any paid work, such consent shall not be unreasonably delayed or withheld. However, the Board of Directors of the Company may always oppose the CEO’s involvement in competing activities or activities that in other respects are inconsistent with the CEO’s obligations under this Service Agreement.

3.5

The CEO is entitled to make normal capital investments (in Danish: “kapitalanbringelse”) in assets, which are usually the subject of such investment, and which do not include personal working efforts of any kind and/or decisive influence.

3.6	The CEO shall inform the Chairman of the Board of Directors of any material personal financial problems that may result in the CEO not being able to honour the CEO’s debts when due.

4	Remuneration

4.1

Effective from 1 January 2018, the annual gross salary on a full time basis amounts to DKK 1,800,000. The salary is to be paid 1/12 monthly in arrears not later than on the last business day of each month to an account designated by the CEO.

4.2

The gross salary is subject to a review either by the Chairman of the Board of Directors or the remuneration committee once a year in January, and for the first time in January 2019. Any regulation of the gross salary will be effective from 1 January of the year in question.

5	Pension

5.1	The CEO is not covered by a pension scheme arranged by the Company.

6	Bonus

6.1	In addition to the remuneration in clause 4.1 the CEO shall be entitled to a milestone dependent bonus of up to 3 months’ salary.

6.2

The milestones and the individual bonus amounts relating to such milestones shall be defined by the Board of Directors on an annual basis or when existing milestones are met, whichever is sooner. The adjustment, if any, will be determined at the discretion of the Board of Directors. The Board of Directors decides at its own discretion to what extend milestones in any given year have been met.

6.3	The milestone bonus in force from time to time is to be further described in a separate document.

6.4	Bonus amounts do not generate other salary payments.

7	Other benefits

7.1	The Company will pay all the CEO’s expenses for a laptop computer, a mobile telephone and internet connection at the CEO’s private address.

7.2

Upon the actual termination of the employment – irrespective of cause – the CEO must upon request from the Company return the above benefits not later than on the day when the CEO’s duty to work ceases. At this time the Company’s payment of private mobile telephone and internet connection will also cease. This applies, irrespective of whether the CEO receives salary after this date. The CEO cannot exercise any lien on the above benefits.

7.3	During any remaining part of the notice period the CEO will receive a monthly amount corresponding to the actual tax value of the above benefits.

7.4	Any tax consequences to the CEO arising out of the above benefits are of no concern to the Company.

8	Entertainment and travel expenses

8.1

The CEO’s reasonable costs in connection with travel and entertainment in the interest of the Company will be refunded by the Company subject to receipts in accordance with the Company’s guidelines in force from time to time. The CEO should account for travel and entertainment expenses soon as possible after the expenses have been paid.

9	Holidays

9.1	The CEO is entitled to six weeks’ holiday with pay per calendar year.

9.2	The holiday should be taken subject to agreement with the Chairman of the Board of Directors.

9.3	The CEO is obliged to take any remaining holidays during the notice period and will not be entitled to compensation, if the CEO bas been unable to take the holidays prior to resignation.

9.4	The CEO is not covered by the Danish Holiday Act.

10	Sickness

10.1	The CEO is entitled to receive full salary during periods of sickness.

10.2

The Company may terminate this Service Agreement subject to three months’ written notice effective from the end of a month, if, due to sickness, the CEO bas been unable to perform the obligations as CEO during a consecutive period of six months or in total eight months within a period of 12 months.

11	Confidentiality, duty of loyalty, and return of materials

11.1

The CEO has a duty of confidentiality with respect to everything that the CEO may learn in connection with the performance of the CEO’s duties. The duty of confidentiality shall continue to apply after expiry of the employment.

11.2	During the period or employment – including during a notice period – the CEO is obliged to observe a duty of loyalty towards the Company. This includes inter alia but not exhaustively:

-	that the CEO is not entitled to commence any activities or, directly or indirectly, be engaged in any activities which directly or indirectly compete with the Company’s activities.

11.3	Failure to observe the CEO’s duty of confidentiality and loyalty may have consequences for the CEO’s employment.

11.4

Upon the actual termination of the employment – irrespective of cause – the CEO must return all materials and all assets in the CEO’s possession which belong to the Company or relate to the Company’s activities. No lien may be exercised on any materials belonging to the Company.

12	Non-competition clause

12.1

During the employment the CEO is not entitled to commence any activities or, directly or indirectly, be engaged in any activities (as owner, director, employee, agent, consultant or the like) which, directly or indirectly, compete with the activities of the Company or any group-affiliated companies.

12.2

Furthermore, the Company is entitled in its sole discretion to require that the CEO for a period of 12 months after termination of the employment, calculated from the last day the CEO receives salary is not entitled to commence any activities or, directly or indirectly, be engaged in any activities (as owner, director, employee, agent, consultant or the like) which, directly or indirectly, compete with the activities of the Company or any group-affiliated companies, subject to the Company in such case being obligated to pay compensation to the CEO during such period equal to the fixed remuneration paid at the time of termination of the employment. The Company must invoke its right under this clause 12.2 no later than 30 days after the Company gives notice of termination (including in the case of summary dismissal) to the CEO or the CEO gives notice of termination, as the case may be.

12.3

Activities that competes directly or indirectly with the business of the Company and which the CEO hence is prevented of being engaged in pursuant to clauses 12.1 and 12.2 shall encompass therapies targeting immune modulation for the treatment and prevention of cancer.

12.4

The non-competition clause shall lapse if the employment is terminated by the Company, without the CEO having given reasonable cause for such termination, or if the CEO terminates the employment, and the Company’s omission to fulfil its obligations has given the CEO valid reason for terminating the employment.

12.5	The non-competition clause will apply globally.

12.6

Any breach of the non-competition clause may be subject to injunction. Furthermore, the CEO will, apart from damages, be obliged to pay on agreed penalty (in Danish: konventionalbod) of DKK 100,000, each time a breach occurs. If the breach concerns an ongoing situation which is in breach of the non-competition clause, one breech is deemed to have occurred for each calendar month commenced, during which the breach continues. Payment by the CEO of damages and/or an agreed penalty will not cause the non-competition clause to terminate and will not exclude the Company from applying other statutory relief, including injunction.

12.7

To the extent the Company obtains penalties and/or damages under this clause 12, the Company shall not be entitled to obtain penalties and/or damages in respect of the same loss/breach under the shareholders’ agreement regarding the Company to which the CEO is a party with regard to the same subject matter.

13	Non-solicitation clause

13.1

During the employment and for a period of 12 months after the termination of the employment – irrespective of cause – calculated from the last day the CEO received salary, the CEO is not entitled, directly or indirectly, to have any commercial contact, including by employment, with companies or persons who at any time whatsoever within the last 18 months prior to the date of termination have been customers of or had commercial relations to the Company or any group-affiliated companies.

13.2	No separate compensation is paid for undertaking this non-solicitation clause.

13.3

Any breach of the non-solicitation clause may be subject to injunction. Furthermore, the CEO will, apart from damages, be obliged to pay an agreed penalty (in Danish: konventionalbod) of DKK 100,000, for each time a breach occurs. If the breach concerns an ongoing situation which is in breach of the non-solicitation clause, one breach is deemed to have occurred for each calendar month commenced, during which the breach continues. Payment by the CEO of damages and/or agreed penalty will not cause the non-solicitation clause to terminate and will not exclude the Company from applying other statutory relief, including injunction.

13.4

To the extent the Company obtains penalties and/or damages under this clause 13, the Company shall not be entitled to obtain penalties and/or damages in respect of the same loss/breach under the shareholders’ agreement regarding the Company to which the CEO is a party with regard to the same subject matter.

14	Insurance & Limitation of liability

14.1

The Company undertakes to take out and maintain a D&O insurance program (in Danish “ledelsesansvarsforsikring”) providing a cover of at least DKK 5,000,000 per event per year and a cover for litigation costs of at least DKK 1,250,000 per year per event, as well as any mandatory insurance programs such as a Workmans Compensations program (In Danish “arbejdsskadeforsikring”).

14.2

In case of the CEO becoming liable to the Company under this Service Agreement for losses incurred related to the CEO’s employment with the Company, the Company must primarily seek compensation from the insurance programme taken out as per clause 14.1 above and only upon exhaustion thereof seek compensation from the CEO. Liquidated damages pursuant to clauses 12.6 and 13.3 shall only be incurred if the CEO does not remedy the breach alleged within 10 calendar days from having been notified about an alleged breach. The accumulated liabilities of the CEO, including both losses incurred and liquidated damages, for any breach of this agreement shall in no event exceed DKK 500,000.

14.3

The DKK 500,000 cap of the CEO’s liability set out in clause 14.2 shall not apply in the case of gross negligence or wilful misconduct by the CEO. Furthermore, for the avoidance of doubt, the Company is under no obligation to hold the CEO harmless for any loss incurred by any third party which such third party pursuant to applicable law is entitled to claim from the CEO.

15	Intellectual property rights

15.1

Ownership in and any right of exploitation to inventions, methods, know-how, patents, trademarks, texts, computer programmes, pictures, illustrations, drawings, designs, models, prototypes. formula, graphic images, concepts and other intellectual property rights (jointly referred to as “Rights”) that the CEO has developed, may develop or may participate in developing (whether alone or jointly with others) during the term of her employment in the course of the rendering of services under this agreement shall be conferred upon the Company without separate remuneration as the CEO’s salary and other terms provided for in this Service Agreement constitute due compensation in this respect. The same shall apply to any such Rights that the CEO may develop or participate in developing within one year after the termination of the employment.

15.2

The Rights are conferred upon the Company regardless of whether the Rights fall within the scope of the Company’s activities, whether the Rights were achieved outside normal working hours, or whether the Rights were developed at the Company’s premises or elsewhere.

15.3	The CEO must immediately inform the Company in the event that Rights have been or can be expected to be fully or partly developed by the CEO.

15.4

The CEO undertakes to provide the Company with every reasonable assistance in protecting, using and improving its Rights, including – but not limited to – signing all declarations, documents and permits and disclose all such information that the Company may regard as necessary or desirable for the purpose of (i) transferring, registering or obtaining the Rights in the name of the Company, and (ii) ensuring that the Company can obtain patent, utility, design, copyright or trademark protection anywhere in the world. A rejection (explicit or by non-corporation) by the CEO to comply in any material respect with this clause 15.4 shall be considered a material breach of this Service Agreement.

15.5

The transfer to the Company of copyrights in copyright protected material, products, etc. (jointly referred to as the “Material”) confers upon the Company an exclusive right to use the Material indefinitely in any way and in any form, all over the world and without restrictions. Moreover, the Company is entitled to make changes to the Material and to transfer fully or partly the copyright to others. The Parties have agreed that sections 54 and 55 of the Danish Act on Copyright shall not apply; hence the CEO cannot cancel the transfer of the copyright due to the Company’s failure of exploitation, and equally the transfer of the copyright for unspecified kinds of exploitation cannot be terminated.

16	Information security

16.1

The CEO is obliged in every respect to observe the Company’s general and specific directions on information security, including directions concerning use of e-mail and internet. Failure to observe these directions may have consequences for the CEO’s employment.

16.2

To the extent the Board of Directors deems it necessary in consideration of the security or the operations of the Company – the CEO hereby consents to registration and reading of the CEO’s e-mails and control of the CEO’s use of the internet by a representative of the Company.

17	Termination

17.1	The CEO’s employment may be terminated by the Company with six months’ written notice effective to the end of a month and by the CEO with three months’ written notice effective to the end of a month.

17.2	If the Company or the CEO commits a material breach of the obligations of this Service Agreement, the other party is entitled to terminate the Agreement without notice.

18	Miscellaneous

18.1	The CEO shall inform the Company of the CEO’s current private address.

18.2

The CEO is not considered a salaried employee of the Company. Accordingly, the CEO is not covered by the Danish Salaried Employees Act, the Danish Holiday Act or other legislation protecting the interests of employees.

18.3

The Company is in the process of preparing procedures and documents to comply with the Data Protection Regulation which will enter into force in May 2018. In connection with such procedures, all employees of the Company, including the CEO, will receive a separate addendum to their employment agreement concerning the processing of personal data to comply with the Data Protection Regulation.

19	Choice of law and venue

19.1	This Service Agreement is governed by and construed in accordance with Danish law.

19.2	Any dispute concerning this Service Agreement shall be settled exclusively by the ordinary Danish courts.

This Service Agreement is signed in two identical copies, of which each party receives one.

On behalf of the Company:	On behalf of the CEO:

Date: _____ March 2018	Date: _____ March 2018

/s/ Peter Hirth	/s/ Mai-Britt Zocca
Peter Hirth, Chairman	Mai-Britt Zocca

/s/ Claus Asbjarn Anderson
Claus Asbjarn Anderson, board member